Exhibit 4.21

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW.  THIS WARRANT AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE PLEDGED, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

PACIFIC BEACH BIOSCIENCES, INC.

Warrant for the Purchase of Shares of
Common Stock

No. F-1	300,000 Shares

 FOR VALUE RECEIVED, PACIFIC BEACH BIOSCIENCES, INC., a Delaware corporation (the “Company”), hereby certifies that, subject to the terms and conditions hereof, ROBERT FELDMAN or his permitted assigns (the “Holder”) is entitled to purchase from the Company, at any time or from time to time commencing on September 27, 2007 and prior to 5:00 P.M., New York City time, on September 27, 2012 (the “Exercise Period”), three hundred thousand (300,000) fully paid and non-assessable shares of common stock, $0.001 par value per share, of the Company for a purchase price per share of $0.95.  Hereinafter, (i) said common stock, $0.001 par value per share, of the Company, is referred to as the “Common Stock”; (ii) the shares of the Common Stock (subject to adjustment as set forth herein) purchasable hereunder are referred to as the “Warrant Shares”; (iii) the aggregate purchase price payable for the Warrant Shares purchasable hereunder is referred to as the “Aggregate Warrant Price”; (iv) the price payable (initially $0.95 per share subject to adjustment as set forth herein) for each of the Warrant Shares hereunder is referred to as the “Per Share Warrant Price”; (v) this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants are referred to as the “Warrants”; and (vi) the then Current Market Price per share of the Common Stock (the “Current Market Price”) on a particular date shall be deemed to be the last reported sale price of the Common Stock on the Trading Day (as defined below) immediately prior to such date or, in case no such reported sales take place on such Trading Day, the average of the last reported bid and asked prices of the Common Stock on such Trading Day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the per share sale price of the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board or another over-the-counter market, or if not so available, the fair market value of the Common Stock as determined in good faith by the Company’s Board of Directors.  A “Trading Day” shall mean any day on which such principal exchange or market is open for trading, or if there is no such exchange or market, then any day except Saturdays, Sundays or federal holidays.  The Aggregate Warrant Price is not subject to adjustment.

1.           Vesting; Exercise of Warrant.

(a)           The right to purchase the Warrant Shares hereunder shall vest, and this Warrant shall become exercisable, in three (3) equal installments as follows: (i) the first installment (100,000 Warrant Shares) shall immediately vest and be exercisable commencing on the date hereof; (ii) the second installment (100,000 Warrant Shares) shall vest and become exercisable on June 1, 2008; and (iii) the final installment (100,000 Warrant Shares) shall vest and become exercisable on June 1, 2009.

(b)           Subject to subsection 1(a) above, this Warrant may be exercised by the Holder in whole or in part from time to time during the Exercise Period, as follows:

(i)           By the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in subsection 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for the Warrant Shares made by certified or official bank check payable to the order of, or wire transfer of immediately available funds to, the Company; or

(ii)           If the Common Stock is admitted to trading or listed on a national securities exchanges or, if not so listed or admitted, reported by the OTC Bulletin Board or another over-the-counter market, by the surrender of this Warrant (with the cashless exercise form at the end hereof duly executed) (a "Cashless Exercise") at the address set forth in Section 8 hereof.  Such presentation and surrender shall be deemed a waiver of the Holder's obligation to pay the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part.  In the event of a Cashless Exercise, the Holder shall exchange this Warrant for that number of Warrant Shares subject to such Cashless Exercise multiplied by a fraction, the numerator of which shall be the difference between (A) the last sale price of the Common Stock on the Trading Day prior to the date of the Cashless Exercise or, in case no such reported sales take place on such Trading Day, the average of the last reported bid and asked prices of the Common Stock on such Trading Day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or, if the Common Stock is not listed on a national securities exchange, the high per share sale price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization (the “Current Market Price”) and (B) the Per Share Exercise Price, and the denominator of which shall be the then Current Market Price. For purposes of any computation under this subparagraph (ii), the then Current Market Price shall be based on the Trading Day immediately prior to the Cashless Exercise.

(c)           If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock and the Holder is entitled to receive a new Warrant covering the Warrant Shares that have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares.  Upon surrender of this Warrant in connection with the exercise of this Warrant pursuant to the terms hereof, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled upon such exercise and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof, if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

2.           Reservation of Warrant Shares; Listing. The Company agrees that, prior to the expiration of this Warrant, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal and (b) as long as the Common Stock is listed on any national securities exchange, use its commercially reasonable efforts to keep the Warrant Shares authorized for listing on such exchange upon notice of issuance.

3.           Certain Adjustments.

(a)           In case the Company shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine or reverse-split its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, then the Per Share Warrant Price and the number of  of Warrant Shares shall forthwith be proportionately decreased and increased, respectively, in the case of a subdivision, distribution or stock dividend, or proportionately increased and decreased, respectively, in the case of a combination or reverse stock split.  The Aggregate Warrant Price payable for the then total number  Warrant Shares available for exercise under this Warrant shall remain the same.  Adjustments made pursuant to this subsection 3(a) shall become effective on the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.  If such dividend, distribution, subdivision or combination is not consummated in full, the Per Share Warrant Price and Warrant Shares shall be readjusted accordingly.

(b)           In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company but excluding any exchange of securities or merger with another corporation in which the Company is a continuing corporation and that does not result in any reclassification of or similar change in the Common Stock), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant.  The above provisions of this subsection 3(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances.  The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder.  Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holder not less than twenty (20) days prior to such event.  A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(c)           No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share of Common Stock; provided, however, that any adjustments which by reason of this subsection 3(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this subsection 3(c)) not later than such time as may be required in order to preserve the tax-free nature of a distribution, if any, to the Holder of this Warrant or Common Stock issuable upon the exercise hereof.  All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.  Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(d)           Whenever the Per Share Warrant Price or the number of Warrant Shares is adjusted as provided in this Section 3 and upon any modification of the rights of the Holder in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holder.  The Company may, but shall not be obligated to obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Warrant Price and the number of Warrant Shares in effect after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holder.

(e)           If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holder not less than ten (10) days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(f)           If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder promptly after such adjustment) shall determine, in good faith, the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

(g)           Upon the expiration of any rights, options, warrants or conversion privileges with respect to the issuance of which an adjustment to the Per Share Warrant Price had been made, if such option, right warrant or conversion shall not have been exercised, the number of Warrant Shares purchasable upon exercise of this Warrant, to the extent this Warrant has not then been exercised, shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the number of shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the amount of consideration actually received by the Company upon such exercise plus the amount of consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of Warrant Shares purchasable upon exercise of this Warrant by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

(h)           In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of the adjustments set forth in this Section 3 then, in each such case, the Board of Directors of the Company shall in good faith determine the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by this Warrant. Upon such determination, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

4.           Fully Paid Stock; Taxes.  The shares of Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, subject to compliance by the Holder with the terms hereof, at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal imposed by any agreement to which the Company is a party, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price.  The Company shall pay, when due and payable, any and all federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or any certificate thereof to the extent required because of the issuance by the Company of such security.

5.           Investment Intent; Transfer Limitations.

(a)           By accepting this Warrant, the Holder represents to the Company that it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.  The Holder further represents to the Company, by accepting this Warrant, that it has full power and authority to accept this Warrant and make the representations set forth herein.

(b)           The Holder, by its acceptance of this Warrant, represents to the Company that it is acquiring this Warrant and will acquire any securities obtainable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act.  The Holder agrees, by acceptance of this Warrant, that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act.

(c)           In addition to the limitations set forth in Section 1 and in accordance with the legend on the first page hereof, this Warrant may not be sold, transferred, assigned or hypothecated by the Holder except in compliance with the provisions of the Act and the applicable state securities “blue sky” laws, and is so transferable only upon the books of the Company which it shall cause to be maintained for such purpose. The Company may treat the registered Holder of this Warrant as it appears on the Company's books at any time as the Holder for all purposes.  All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the holder thereof shall be identical to those of the Holder unless, in each case, otherwise prohibited by applicable law.

(d)           The Holder has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Warrant or the exercise of the Warrant; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort or expense.

(e)           The Holder did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or (ii) attend any seminar, meeting or investor or other conference whose attendees were, to such Holder’s knowledge, invited by any general solicitation or general advertising.

(f)           The Holder is an “accredited investor” within the meaning of Regulation D under the Act.  The Holder is acquiring the Warrant for its own account and not with a present view to, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Act, without prejudice, however, to the Holder’s right, subject to the provisions of the Subscription Agreement and this Warrant, at all times to sell or otherwise dispose of all or any part of such Warrants and Warrant Shares.

(g)           Either by reason of the Holder’s business or financial experience or the business or financial experience of its professional advisors (who are unaffiliated with and who are not compensated by the Company or any affiliate, finder or selling agent of the Company, directly or indirectly), the Holder has the capacity to protect the Holder’s interests in connection with the transactions contemplated by this Warrant and any related purchase agreement.  The Holder, by its acceptance of this Warrant, represents to the Company that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant.  The Holder also represents it is not an entity organized for the purpose of acquiring this Warrant.

6.           Loss, etc., of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7.           Warrant Holder Not Stockholder.  This Warrant does not confer upon the Holder any right to vote on or consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, nor any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holder as set forth herein.

8.           Registration Rights.  If at any time the Company shall propose to file any registration statement (other than any registration on Form S-4, S-8 or any other similarly inappropriate form, or any successor forms thereto) under the 1933 Act covering a public offering of the Common Stock (the “Registration Statement”), it will notify the Holder hereof at least thirty (30) days prior to each such filing (the “Registration Notice”) and will use its reasonable best efforts to include in the Registration Statement (to the extent permitted by applicable regulation), the Warrant Shares to the extent requested by the Holder hereof within twenty (20) days after receipt of notice of such filing (which request shall specify the interest in this Warrant or the Warrant Shares intended to be sold or disposed of by such Holder and describe the nature of any proposed sale or other disposition thereof); provided, however, that if a greater number of Warrant Shares is offered for participation in the proposed offering than in the reasonable opinion of the managing underwriter of the proposed offering can be accommodated without adversely affecting the proposed offering, then the amount of Warrant Shares proposed to be offered by such Holder for registration shall be reduced to a number deemed satisfactory by the managing underwriter.  The Company shall bear all expenses and fees incurred in connection with the preparation, filing, and amendment of the Registration Statement with the SEC, except that the Holder shall pay all fees, disbursements and expenses of any counsel or expert retained by the Holder and all underwriting discounts and commissions, filing fees and any transfer or other taxes relating to the Warrant Shares included in the Registration Statement.  The Holder agrees to cooperate with the Company in the preparation and filing of any Registration Statement, and in the furnishing of information concerning the Holder for inclusion therein, or in any efforts by the Company to establish that the proposed sale is exempt under the Act as to any proposed distribution. The Holder understands that if the Company has not received such information requested by the Company in the Registration Notice within 20 days after Holder’s receipt thereof, the Company shall have no obligation to include any of the Warrant Shares in the Registration Statement.

9.           Communication.  No notice or other communication under this Warrant shall be effective or deemed to have been given unless, the same is in writing and is mailed by first-class mail, postage prepaid, or via recognized overnight courier with confirmed receipt, addressed to:

(a)           the Company at Pacific Beach Biosciences, Inc., 8910 University Center Lane, Suite 620, San Diego, CA 92121, Attn:  President, or other such address as the Company has designated in writing to the Holder; or

 (b)           the Holder at the address last furnished to the Company in writing by the Holder.

10.           Headings.  The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11.           Applicable Law.  This Warrant shall be governed by and construed in accordance with the law of the State of California without giving effect to the principles of conflicts of law thereof.

12.           Amendment, Waiver, etc.  Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

           IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by the undersigned duly authorized officer, this 27th day of September, 2007.

PACIFIC BEACH BIOSCIENCES, INC.

By:	/s/ Matthew Wikler, M.D.
	Name:	Matthew Wikler, M.D.
	Title:	President & CEO

SUBSCRIPTION

                      The undersigned, ___________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase ____________________ shares of the Common Stock, par value $0.001 per share, of Pacific Beach Biosciences, Inc. covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated:________________________	Signature:____________________________
Address:_____________________________

ASSIGNMENT

                      FOR VALUE RECEIVED _______________ (“Assignor”) hereby sells, assigns and transfers unto ____________________ (“Transferee”) the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Warrant on the books of Pacific Beach Biosciences, Inc.  By acceptance of the foregoing Warrant, Transferee shall become a Holder under said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated:________________________	Signature:____________________________
Address:_____________________________

TRANSFEREE:

Dated:________________________	Signature:____________________________
Address:_____________________________

PARTIAL ASSIGNMENT

                      FOR VALUE RECEIVED _______________ (“Assignor”) hereby assigns and transfers unto ____________________ (“Transferee”) the right to purchase _______ shares of Common Stock, par value $0.001 per share, of Pacific Beach Biosciences, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ____________________, attorney, to transfer such part of said Warrant on the books of Pacific Beach Biosciences, Inc.  By acceptance of the proportionate part of foregoing Warrant, Transferee shall become a Holder under said proportionate part of said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated:________________________	Signature:____________________________
Address:_____________________________

TRANSFEREE:

Dated:________________________	Signature:____________________________
Address:_____________________________